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                                                                       EXHIBIT 5



                   [BRACEWELL & PATTERSON, L.L.P. LETTERHEAD]



                               February 11, 1997



Arcadian Corporation


3175 Lenox Park Boulevard, Suite 400


Memphis, Tennessee 38115-4256



Gentlemen:



     We have acted as counsel to Arcadian Corporation, a Delaware corporation (the "Company"), in connection with the proposed sale by the Company of up to 258,538 shares of the Company's common stock, $.01 par value per share (the "Shares"), issuable upon exercise of the Company's Warrants to Purchase Common Stock, Series B (the "Warrants") pursuant to the terms of the Warrant Agreement dated as of December 22, 1989, as supplemented, between the Company and the Warrant Agent named therein (the "Agreement").



     A registration statement on Form S-3 relating to the Shares (Registration No. 333-09805) (the "Registration Statement") has been filed by the Company with the Securities and Exchange Commission (the "Commission") under the Securities Act of 1933, as amended (the "Act").



     We have examined the Restated Certificate of Incorporation and Restated Bylaws of the Company, each as amended to date, and such other instruments and documents, and have made such investigations of law, as we have deemed necessary for the purposes of this opinion. We have assumed the genuineness of all signatures on all instruments, documents and records presented to us, the authenticity of all documents and records submitted to us as originals, the conformity to authentic original documents and records of all documents and records submitted to us as copies, and the truthfulness of all statements of fact contained therein. We have not independently verified any factual matter relating to this opinion.



     Based upon the foregoing, and subject to such legal considerations as we deem relevant for purposes hereof, we are of the opinion that:



          1. The Company is a corporation duly incorporated, validly existing and in good standing under the laws of the State of Delaware.



          2. The Shares have been duly authorized and, when issued against payment therefor pursuant to the Agreement, will be validly issued, fully paid and nonassessable.



     The foregoing opinion is based on and is limited to the General Corporation Law of the State of Delaware and the relevant law of the United States of America, and we render no opinion with respect to any other law.



     This opinion may be filed as an exhibit to the Registration Statement. In addition, we hereby consent to the reference to this firm as having passed on the validity of the Shares under the caption "Legal Matters" in the prospectus contained in the Registration Statement. In giving this consent, we do not admit that we are included in the category of persons whose consent is required under
Section 7 of the Act or the rules and regulations of the Commission promulgated thereunder.



                                            Very truly yours,



                                            Bracewell & Patterson, L.L.P.